Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

ADJOURNMENT OF SPECIAL MEETING UNITL MAY 2, 2022

Dallas, Texas, April 5, 2022 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR) today announced that the Special Meeting of Sabine Royalty Trust scheduled for April 4, 2022, has been adjourned, due to lack of a requisite quorum until Monday, May 2, 2022 at 11:00 a.m., Central time, at 2911 Turtle Creek Blvd., Dallas, Texas 75219. This deadline is fast approaching and we want to remind unitholders that it is extremely important for you to vote on the matters described in the proxy materials that were mailed to you on or about February 11, 2022.

We strongly encourage you to vote your units today. If sufficient units are not voted to achieve a quorum, we will not be able to hold the Special Meeting, so your vote is important no matter how many units you hold. Your response is encouraged to avoid additional time and expense for the Trust.

Simmons Bank, the Trustee, recommends that you vote “FOR” the proposals outlined in the proxy material.

To avoid delays, you are encouraged to vote your units by completing and returning the enclosed proxy form utilizing the enclosed postage-paid envelope as soon as possible. More detailed information about the proposals was included in the proxy statement that was mailed to you on or about February 11, 2022.

The proxy statement is available at the SEC’s website at https://www.sec.gov/Archives/edgar/data/710752/000119312522031730/d295058ddef14a.htm.

If you have any questions, need assistance, or need copies of the proxy statement, please contact our proxy solicitor, D.F. King & Co. Inc.at (800)-848-3402 (toll-free).

Regardless of the number of units you own, it is important that you cast your vote and make your voice heard on the important matters regarding the Trust. If you have already submitted your vote, please accept our thanks and disregard this letter. We thank you for your investment in and support of the Trust.

Contact:	Ron Hooper—SVP, Royalty Trust Services

Simmons Bank

Toll Free (855) 588-7839